Exhibit 4.2

RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:

Stephen F. Katz, Esq.
Greenberg Traurig, P.A.
401 East Las Olas Boulevard
 Suite 2000
Fort Lauderdale, Florida  33301

ASSIGNMENT OF LEASES

TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP,
a Delaware limited partnership,
(Assignor)

and

METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation,
(Assignee)

Dated:           As of November 4, 2011

NY 241,427,072 v5 094789.012500

ASSIGNMENT OF LEASES

DEFINED TERMS

Execution Date. As of November 4, 2011
Loan. A first mortgage loan in the aggregate amount of Three Hundred Twenty Five Million and No/100 Dollars ($325,000,000.00) from Assignee to Assignor
Assignor & Address	Tampa Westshore Associates Limited Partnership, a Delaware limited partnership 200 East Long Lake Road Suite 300 Bloomfield Hills, Michigan 48304-2324 Attention: Treasurer
Assignee & Address	Metropolitan Life Insurance Company 101 East Kennedy Boulevard Suite 2330 Tampa, Florida 33602 Attention: Regional Director
And:	Metropolitan Life Insurance Company 10 Park Avenue Morristown, New Jersey 07962 Attention: Managing Director, Real Estate Investments
And:	Metropolitan Life Insurance Company One Alliance Center 3500 Lenox Road Suite 1800 Atlanta, Georgia 30326 Attention: Associate General Counsel
Note. Amended, Restated and Renewal Promissory Note executed by Borrower in favor of Assignee in the amount of the Loan dated as of the Execution Date, together with all further renewals, amendments, modifications, replacements, substitutions, restatements and extensions thereof.
Mortgage.  Amended and Restated Mortgage, Security Agreement and Fixture Filing dated as of the Execution Date and executed by Assignor to Assignee to secure repayment of the Note, together with all further extensions, renewals, modifications, restatements and amendments thereof.  The Mortgage will be recorded in the records of Hillsborough County, Florida.

THIS ASSIGNMENT OF LEASES (this “Assignment”) is entered into by Assignor as of November 4, 2011, in favor of Assignee and affects the Land described in Exhibit A attached to this Assignment.  Capitalized terms which are not defined in this Assignment shall have the respective meanings set forth in the Mortgage.

R E C I T A L S

A.           Assignee has loaned or will loan to Assignor the Loan which is evidenced by the Note.  The payment of the Note is secured by the Mortgage which encumbers Assignor’s interest in the real property described in Exhibit A attached to this Assignment (the “Land”) and Assignor’s interest in the improvements and personal property and equipment situated on the Land (the “Improvements”; collectively with the Land, the “Property”); and

B.           Assignor desires to absolutely, presently and unconditionally assign to Assignee all of its right, title and interest in and to (i) all Leases (as hereinafter defined) and License Agreements (as hereinafter defined), which now exist that affect the Property, including, without limitation, the Leases described in the certified rent roll delivered by Assignor to Assignee on the Execution Date (the “Rent Roll”) and the License Agreements more particularly described on the certified schedule of license agreements delivered by Assignor to Assignee on Execution Date, (ii) all Leases and License Agreements entered into after the date of this Assignment, (iii) all lease and license extensions, modifications, amendments, expansions and renewals of the Leases and License Agreements described in (i) and (ii), and (iv) all guarantees of tenants’ obligations and extensions, modifications, amendments and renewals of any guarantees of any of the leases.  “Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided, however, for purposes hereof the term “Lease” shall not include any License Agreement.  “License Agreement” shall mean any license or occupancy agreement granted by Assignor to an operator of a cart, kiosk or similar merchandising or sponsorship facilities located in the common areas of the Property or a tenant of in-line space for a term of one (1) year or less.

NOW THEREFORE, in consideration of the Recitals and for good and valuable consideration, Assignor agrees with Assignee and its successors and assigns as follows:

1.   Payment of Note.  Assignor desires to secure (a) the timely payment of the principal of and interest on the Note and all other indebtedness secured by the Mortgage; and (b) the full compliance with the terms, conditions, covenants and agreements contained in the Note, the Mortgage and the other documents executed by Assignor in connection with the Loan.

2.   Present and Absolute Assignment of Leases.  Assignor absolutely, presently and unconditionally grants and assigns to Assignee all of Assignor’s right, title and interest in and to the Leases and the License Agreements.  This grant includes without limitation:  (a) all rent payable under the Leases and the License Agreements; (b) all tenant security deposits held by Assignor pursuant to the Leases and the License Agreements; (c) all additional rent payable under the Leases and the License Agreements; (d) all proceeds of insurance payable to Assignor under the Leases and the License Agreements and all awards and payments on account of any taking or condemnation; and (e) all claims, damages and other amounts payable to Assignor in the event of a default under or termination of any of the Leases and the License Agreements, including without limitation all of Assignor’s claims to the payment of damages arising from any rejection by a tenant of any Lease under the Bankruptcy Code as amended from time to time.  All of the items referred to in this Section 2 are collectively referred to in this Assignment as the “Income”.

3.   No Cancellation or Modification of Leases.  Assignor covenants and agrees that it shall not, without the express written consent of Assignee, (a) enter into or extend any Lease unless the Lease complies with the Leasing Guidelines which are attached to the Mortgage as Exhibit B, or (b) cancel or terminate any Leases (except in the case of a default) unless Assignor has entered into new Leases covering all of the premises of the Leases being terminated or surrendered, or unless in compliance with the Leasing Guidelines, or (c) modify or amend any Leases in any material way or reduce the rent or additional rent, unless in compliance with the Leasing Guidelines, or (d) consent to an assignment of the tenant’s interest or to a subletting of any Lease unless the tenant remains liable under the Lease following the assignment or subletting, unless in compliance with the Leasing Guidelines, or (e) accept payment of advance rents or security deposits in an amount in excess of one month’s rent, or (f) grant any options to purchase the Property.

Assignee shall respond to a request for Assignee’s approval of a Lease under this Section 3 within fifteen (15) Business Days, with respect to any Required Tenant or Major Lease (as such terms are hereinafter defined), and ten (10) Business Days, with respect to any other tenants, and shall either (a) approve the draft, or (b) provide written comments or objections to the draft.  Provided that Assignor prominently captions its request for approval in the following manner: “METLIFE'S FAILURE TO RESPOND TO THIS REQUEST FOR APPROVAL OF THIS LEASE WITHIN FIFTEEN(15)/TEN (10) [AS APPLICABLE] BUSINESS DAYS SHALL RESULT IN METLIFE'S APPROVAL OF THIS LEASE BEING DEEMED AUTOMATICALLY GIVEN”, in the event that Assignee fails to so respond to such request for approval not later than the tenth (10th)/fifteenth (15th) (as applicable) Business Day after Assignee’s receipt of an Assignor’s request and the foregoing information, Assignee shall be deemed to have given such approval.  “Business Day” is a day of the week other than a Saturday, Sunday or a day on which national banks are closed in Detroit, Michigan and/or Morristown, New Jersey and/or New York, New York.

If any of these acts described in this Section 3 are done without the consent of Assignee, at the option of Assignee, they shall constitute a breach of the terms of this Assignment and of the Mortgage.

As used herein, the following terms shall have the following meanings:  (i) “Required Tenants” means those tenants identified on Exhibit B attached hereto, and (ii) “Major Leases” means a lease to a tenant occupying 20,000 or more square feet of leasable area.

4.   Specific Covenants of Assignor.  Assignor covenants and agrees:

(a)  To perform fully all material obligations, duties, and agreements of landlord under the Leases and the License Agreements;

(b)  To deposit all security deposits delivered by tenants in connection with the Leases in accordance with applicable law;

(c)  At Assignor’s sole cost and expense, to appear in and defend any action or proceeding arising under the Leases or which is connected with the obligations, duties or liabilities of landlord, tenant or any guarantor and to pay all costs and expenses of Assignee, including reasonable attorneys’ fees, in any action or proceeding in which Assignee may appear in connection with this Assignment;

(d)  If Assignor fails to make any payment or to do any acts required by this Assignment, then if an Event of Default exists Assignee may in its sole discretion and without further notice to Assignor perform Assignor’s obligations under the Leases as Assignee may deem necessary, at Assignor’s cost and expense.  These acts may include without limitation appearing in and defending any proceeding connected with the Leases, including without limitation any proceedings of any tenants under the Bankruptcy Code.  No action by Assignee shall release Assignor from its obligation under this Assignment.  Assignor irrevocably appoints Assignee its true and lawful attorney to exercise it rights under this Assignment if an Event of Default exists, which appointment is coupled with an interest and with full power of substitution;

(e)  To pay immediately upon demand all sums expended by Assignee under this Assignment, together with interest at the Default Rate (as defined in the Note).  These expenditures shall be secured by the Mortgage;

(f)  If a petition under the Bankruptcy Code shall be filed by or against Assignor and Assignor, as landlord, shall determine to reject any lease pursuant to Bankruptcy Code §365(a), then Assignee shall have the right, but not the obligation, to demand that Assignor assume and assign the lease to Assignee and Assignor shall provide adequate assurance of future performance under the lease; and

(g)  Assignee’s rights under this Assignment may be exercised either independently of or concurrently with any other right in this Assignment, the Mortgage or in any other document securing the Note.  No action taken by Assignee under this Assignment shall cure or waive any default nor affect any notice under the Mortgage.

5.   Leasing of Property.  Assignor covenants and agrees upon request to confirm in writing the assignment to Assignee of all subsequent Leases of the Property upon the terms set forth in this Assignment.  Notwithstanding the preceding sentence, the terms and provisions of this Assignment shall apply automatically to any Leases entered into after the Execution Date.
6.   Representations and Warranties.  Assignor makes the following representations and warranties in connection with the Leases:

(a)  There were no Leases affecting the Property as of October 31, 2011, except the Leases listed on the Rent Roll (and subleases and concessions entered into by tenants under Leases) and Assignor has delivered to Assignee true, correct and complete copies of all such Leases, including amendments (collectively, “Existing Leases”) and all guaranties and amendments of guaranties given in connection with the Existing Leases (the “Guaranties”).  There were no License Agreements affecting the Property as of October 31, 2011, except the License Agreements listed on the certified schedule of License Agreements delivered by Assignor to Assignee on the Execution Date.

(b)  All Existing Leases and Guaranties are in full force and effect in all material respects without any oral or written modification except as set forth in writing in the copies delivered to Assignee.

(c)  Assignor has received no notices of defaults by Assignor under the Existing Leases and Guaranties and, to the best knowledge of Assignor, as of the date hereof, 2011, there were no material defaults by any tenants under the Existing Leases or any guarantors under the Guaranties, except as disclosed on the certified schedule of material tenant defaults delivered in connection with the Loan on the Execution Date.

(d)  To the best knowledge of Assignor, none of the tenants now occupying 10% or more of the Property or having a current lease affecting 10% or more of the Property and none of the Required Tenants is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor-creditor proceeding.

(e)  Except only for rent and additional rent for the current month, Assignor has not accepted under any of the Leases any payment of advance rent, additional rent or security deposit in an amount that is more than one month’s rent and additional rent as of October 31, 2011, except as disclosed on the certified schedule of security deposits delivered in connection with the closing of the Loan on the Execution Date.

(f)  Assignor has deposited all security deposits delivered in connection with the Existing Leases in accordance with applicable law.

(g)  To the best knowledge of Assiggnor, no tenant under any Existing Lease has asserted in writing any defense, set-off or counterclaim as of the date hereof, with respect to its tenancy or its obligations under its lease, and, to the best of Assignor’s knowledge, no such defense, set-off or counterclaim exists, except as disclosed in any tenant estoppel letter delivered to Lender in connection with the closing of the Loan as of the Execution Date or on the certified schedule of material tenant defaults delivered in connection with the closing of the Loan on the Execution Date.

(h)  As of October 31, 2011 there are no material unfulfilled landlord obligations due to tenants for tenant improvements, moving expenses or rental concessions or other matters, and all material credits required to be paid or contributed by Assignor under the Existing Leases have been paid or contributed in full, except as disclosed on the certified schedule of material unfulfilled landlord obligations and material credits delivered in connection with the closing of the Loan on the Execution Date or in any estoppel certificate delivered to Assignee in connection with the closing of the Loan.

(i)  None of the Leases, Income or Rents and Profits have been assigned, pledged, hypothecated or otherwise encumbered or transferred by Assignor except to the extent provided in the Loan Documents.

(j)  Assignor has not done any act which might prevent Assignee from exercising its rights under this Assignment.

7.  License to Collect Monies Until Default by Assignor.  Subject to the terms and conditions of the Cash Management Agreement, so long as no Event of Default exists (a “Default”), Assignor shall have a license to receive and use all Income.  Upon the occurrence of a Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Indebtedness or solvency of Assignor, the license herein granted shall automatically expire and terminate, without notice by Assignee (any such notice being hereby expressly waived by Assignor).  Assignee shall thereupon and thereafter have all right, power and authority to exercise and enforce any and all of its rights and remedies as provided herein, under any of the other Loan Documents or by law or in equity.  Such rights and remedies shall expressly include the right to exercise and enjoy, in Assignee’s sole and absolute discretion, all of the rights, powers and benefits under the Leases assigned to Assignee hereunder, it being understood and agreed that Assignee shall not be liable, and Assignor shall at all times remain solely liable, to the tenants to perform any and all duties or obligations owing to such tenants under the Leases, unless Assignee shall elect, in its sole and absolute discretion, to undertake such duties or obligations.  If the Default is cured by Assignor, the license to receive and use all Income shall be reinstated.

8.  Entry by Assignee and Receiver.  If a Default exists, Assignee is authorized either in person or by agent, with or without bringing any action or proceeding or having a receiver appointed by a court, (a) to enter upon, take possession of, manage and operate the Property and collect the Income, and (b) to make, enforce, modify, and accept the surrender of the Leases.  Assignee is authorized to take these actions either with or without taking possession of the Property.  In connection with this entry, Assignor authorizes Assignee to perform all acts necessary for the operation and maintenance of the Property.  Assignee may sue for or otherwise collect all Income, including those past due and unpaid, and apply the Income, less costs and expenses of operation and collection, including reasonable attorneys’ fees, to the indebtedness secured by the Mortgage in such order as Assignee may determine.  Assignee’s exercise of its rights under this Section 8 shall not be deemed to cure or waive any Default.

9.  Indemnification.  Assignor shall indemnify Assignee against and hold it harmless from any and all liability, claims, loss or damage which it may incur under the Leases or under this Assignment except for Assignee’s negligence or willful misconduct.

10.  Mortgagee in Possession.  To the fullest extent permitted by law, neither the assignment of Income to Assignee nor the exercise by Assignee of any of its rights or remedies under this Assignment, including without limitation, the entering into possession or the appointment of a receiver shall be deemed to make Assignee a “mortgagee-in-possession” or otherwise liable with respect to the Property.  Although Assignee has the right to do so, it shall not be obligated to perform any obligation under the Leases by reason of this Assignment.  To the fullest extent permitted by law, neither this Assignment nor any action or inaction on the part of Assignee shall constitute an assumption on the part of Assignee of any obligation or liability under any of the Leases.

11.  Reconveyance and Termination.  Upon the payment in full of the Loan, as evidenced by the recording of a Satisfaction of the Mortgage, this Assignment shall be void and of no effect.

12.  Tenants Entitled to Rely on Assignee’s Requests.  Assignor irrevocably authorizes and directs the tenants and their successors, upon receipt of any written request of Assignee stating that a Default exists, to pay to Assignee the Income due and to become due under the Leases.  Assignor agrees that the tenants shall have the right to rely upon any such statement without any obligation to inquire as to whether a Default actually exists and regardless of any claim of Assignor to the contrary.  Assignor agrees that it shall have no claim against the tenants for any Income paid by the tenants to Assignee.  Upon the curing of all Defaults, Assignee shall give written notice to the tenants to recommence paying the rents to Assignor.

13.  Successors and Assigns.  This Assignment shall be binding upon the successors and assigns of Assignor and shall inure to the benefit of and be enforceable by Assignee, its successors and assigns and any trustee appointed for the benefit of the holder of the Note.  If more than one person, corporation, partnership or other entity shall execute this Assignment, then the obligations of the parties executing the Agreement shall be joint and several.

14.  Exculpation.  The provisions of Section 9.01 of the Mortgage are incorporated herein by this reference to the fullest extent as if the text of such section were set forth in its entirety herein.

15.  Notices.  All notices pursuant to this Assignment shall be given in accordance with the Notice provision of the Mortgage, which is incorporated into this Assignment by this reference.

16.  Governing Law.  This Assignment and the rights and obligations of the parties under this Assignment shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State in which the Property is located, without regard to conflict of laws principles.

17.  Miscellaneous.  This Assignment may be modified, amended, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such modification, amendment, waiver, or termination is sought.  No failure or delay in exercising any of these rights shall constitute a waiver of any Default.  Assignor, at its expense, will execute all documents and take all action that Assignee from time to time may reasonably request to preserve and protect the rights provided under this Assignment.  The headings in this Assignment are for convenience of reference only and shall not expand, limit or otherwise affect the meanings of the provisions.  This Assignment may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one document.

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NY 241,427,072 v5 094789.012500

IN WITNESS WHEREOF, this Assignment is executed as of the Execution Date.

ASSIGNOR:
TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership
By: /s/ Mindy M. Lind
Print Name: Mindy M. Lind	By: /s/ Steven Eder
Name: Steven E. Eder
By: /s/ Teresa L. Dreer	Title: Authorized Signatory
Print Name: Teresa L. Dreer

Signature Page to Assignment of Leases and Rents
NY 241,427,072 v5 094789.012500

ACKNOWLEDGMENT

STATE OF MICHIGAN                                    )
)ss.:
COUNTY OF OAKLAND                                 )

The foregoing instrument was acknowledged before me this 4th day of November, 2011 by Steven E. Eder, as Authorized Signatory on behalf of TAMPA WESTSHORE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership.  He/She is personally known to me.

NOTARY SEAL

Notary: /s/ Katherine A. Beal
Print Name: Katherine A. Beal
Notary Public, State of: Michigan
My commission expires: Oct. 13, 2012

Acknowledgment to Assignment of Leases and Rents
NY 241,427,072 v5 094789.012500

EXHIBIT A

Legal Description of Real Estate

PARCEL 1

A portion of the Northwest one-quarter (NW1/4) of Section 16, Township 29 South, Range 18 East, and the Northeast one-quarter (NE1/4 ) of Section 17, Township 29 South, Range 18 East, Hillsborough County Florida, lying within and without the Plats of West Shore Estates as described in Plat Book 17, Page 43, and West Shore Estates Replat as described in Plat Book 31, Page 44 of the Public Records of Hillsborough County, Florida, being more particularly described as follows:

Commence at the Northwest corner of said Section 16; thence along the Westerly boundary of said Section 16, South 00 degrees 20 minutes 48 seconds West, for 50.00 feet to a point of intersection with the former South right-of-way line of vacated Columbus Drive and the point of beginning; thence along the former South right-of-way line of vacated Columbus Drive, South 89 degrees 28 minutes 10 seconds East, for 468.92 feet to a point of curvature (cusp), of a tangent curve concave to the Southeast; thence Southwesterly along the arc of said curve~~,~~ to the left, having a central angle of 45 degrees 57 minutes 10 seconds and a radius of 360.00 feet for an arc distance of 288.73 feet to a point of tangency; thence South 44 degrees 34 minutes 40 seconds West, a distance of 53.48 feet to a point of curvature of tangent curve concave to the East; thence Southerly along the arc of said curve to the left, having a central angle of 80 degrees 37 minutes 52 seconds and a radius of 30.00 feet for an arc distance of 42.22 feet to a point of reverse curvature of a tangent curve concave to the Southwest; thence Southeasterly along the arc of said curve to the right, having a central angle of 36 degrees 24 minutes 56 seconds and a radius of 400.00 feet for an arc distance of 254.23 feet to a point of tangency; thence South 00 degrees 21 minutes 44 seconds West, a distance of 299.85 feet to a point of curvature of a tangent curve concave to the Northeast; thence Southeasterly along the arc of said curve to the left, having a central angle of 90 degrees 00 minutes 00 seconds and a radius of 30.00 feet for an arc distance of 47.12 feet to a point of tangency; thence South 89 degrees 38 minutes 16 seconds East, a distance of 5.47 feet to a point of curvature of a tangent curve concave to the Southwest; thence Southeasterly along the arc of said curve to the right, having a central angle of 39 degrees 09 minutes 41 seconds and a radius of 554.00 feet for an arc distance of 378.66 feet to a point of tangency; thence South 50 degrees 28 minutes 34 seconds East, a distance of 165.11 feet; thence South 39 degrees 31 minutes 26 seconds West, a distance of 108.00 feet; thence North 50 degrees 28 minutes 34 seconds West, a distance of 165.11 feet to a point of curvature of a tangent curve concave to the Southwest; thence Northwesterly along the arc of said curve to the left, having a central angle of 39 degrees 09 minutes 41 seconds and a radius of 446.00 feet for an arc distance of 304.84 feet to a point of tangency; thence North 89 degrees 38 minutes 16 seconds West, a distance of 5.47 feet to a point of curvature of a tangent curve concave to the Southeast; thence Southwesterly along the arc of said curve to the left, having a central angle of 90 degrees 00 minutes 00 seconds and a radius of 30.00 feet for an arc distance of 47.12 feet to a point of tangency; thence South 00 degrees 21 minutes 44 seconds West, a distance of 60.95 feet to a point of curvature of a tangent curve concave to the Northwest; thence Southwesterly along the arc of said curve to the right, having a central angle of 39 degrees 09 minutes 42 seconds and a radius of 411.00 feet for an arc distance of 280.92 feet to a point of tangency; thence South 39 degrees 31 minutes 26 seconds West, a distance of 227.59 feet; thence South 48 degrees 58 minutes 48 seconds East, a distance of 324.62 feet; thence South 39 degrees 31 minutes 26 seconds West for 203.34 feet to the point of curvature of a curve concave to the Northwest; thence continue Southwesterly along the arc of said curve to the right, having a central angle of 51 degrees 42 minutes 45 seconds and a radius of 1809.86 feet for an arc distance of 1633.50 feet to a point of tangency; thence North 88 degrees 45 minutes 49 seconds West, a distance of 287.74 feet; thence North 01 degrees 46 minutes 20 seconds East, a distance of 489.36 feet to a point on the arc of a non-tangent curve concave to the Northeast, a radial line of said  curve through said point having a bearing of South 07 degrees 02 minutes 22 seconds West; thence Northwesterly along the arc of said curve to the right, having a central angle of 28 degrees 19 minutes 41 seconds and a radius of 630.00 feet for an arc distance of 311.48 feet to a point on the arc of a non-tangent curve concave to the Southeast, a radial line of said curve through said point having a bearing of North 59 degrees 24 minutes 25 seconds West; thence Southwesterly along the arc of said curve to the left, having a central angle of 28 degrees 49 minutes 15 seconds and a radius of 446.00 feet for an arc distance of 224.35 feet to point on a non-tangent line; thence North 88 degrees 13 minutes 40 seconds West along the radial extension of the last described curve a distance of 14.00 feet to a point on the former East right-of-way line of vacated Westshore Boulevard; thence along the former right-of-way line the following 7 courses; North 01 degrees 46 minutes 20 seconds East, for 171.56 feet to the point of curvature of a curve concave to the West; thence Northwesterly along the arc of said curve to the left, having a central angle of 01 degrees 18 minutes 00 seconds and a radius of 22,958.32 feet for an arc distance of 520.91 feet to a point of tangency; thence North 00 degrees 28 minutes 20 seconds East, for 83.85 feet; thence South 89 degrees 31 minutes 40 seconds East, for 24.68 feet; thence North 00 degrees 26 minutes 16 seconds East 116.50 feet; thence North 89 degrees 31 minutes 40 seconds West, for 24.61 feet; thence North 00 degrees 28 minutes 20 seconds East for 1,170.64 feet to a point of intersection with the former South right-of-way line of said vacated Columbus Drive; thence along the former right-of-way line of vacated Columbus Drive, South 88 degrees 48 minutes 30 seconds East, for 1925.86 feet to a point of intersection with the Easterly boundary of said Section 17, said point being the point of beginning.

PARCEL E

A portion of the Northeast 1/4 of SECTION 17, TOWNSHIP 29 SOUTH, RANGE 18 EAST, Hillsborough County, Florida, lying within the Plat of WEST SHORE ESTATES as described and recorded in Plat Book 17, Page 43 of the Public Records of Hillsborough County, Florida, being more particularly described as follows:

Commence at the Northwest corner of Section 16, Township 29 South, Range 18 East; thence along the Westerly boundary of said Section 16, South 00°20’48” West, for 50.00 feet to a point of intersection with the former South right-of-way line of vacated Columbus Drive; thence along the former South right-of-way line of vacated Columbus Drive, South 89°28’10” East 1582.37 feet; thence along the South right-of-way line of Columbus Drive the following 2 courses: thence South 00°31’50” West, for 6.06 feet to a point on a curve concave to the Southwest; thence Easterly along the arc of said curve, having a radius of 536.59 feet, a central angle of 21°27’53”, an arc length of 201.02 feet and a chord bearing South 78°44’13” East for 199.85 feet to a point of intersection with the Northwesterly right-of-way line of Boy Scout Boulevard, said point being on a curve concave to the Southeast; thence along said right-of-way line the following 5 courses; thence Southwesterly along the arc of said curve having a radius of  2009.86 feet, central angle of 25°40’03”, an arc length of 900.38 feet, and a chord bearing South 52°21’27” West, for 892.87 feet; thence South 39°31’26” West, for 1496.78 feet to the point of curvature of a curve concave to the Northwest; thence Southwesterly along the arc of said curve, having a radius of 1809.86 feet, a central angle of 51°42’45”, an arc length of 1633.50 feet and a chord bearing South 65°22’49” West, for 1578.61 feet; thence North 88°45’49” West, a distance of 287.74 feet to the Point of Beginning; thence continue North 88°45’49” West, for 329.94 feet to a point on the East right-of-way line of Westshore Boulevard; thence along said right-of-way line the following 2 courses; thence North 01°14’31” East for 50.00 feet; thence North 88°45’49” West, for 29.34 feet to a point on a curve concave to the East; thence along the former East right-of-way line of vacated Westshore Boulevard the following 2 courses: thence Northerly along the arc of said curve having a radius of 22,878.32 feet, a central angle of 00°16’41”, an arc length of 111.03 feet and a chord bearing North 01°38’00” East, for 111.03 feet; thence North 01°46’20” East, for 219.26 feet; thence South 88°13’40” East, a distance of 14.00 feet to a point on the arc of a non-tangent curve concave to the Southeast, a radial line of said curve through said point having a bearing of North 88°13’40” West; thence Northeasterly along the arc of said curve to the right , having a central angle of 28°49’15” and a radius of 446.00 feet for an arc distance of 224.35 feet to a point on the arc of a non-tangent curve concave to the Northeast, a radial line of said curve through said point having a bearing of South 35°22’02” West; thence Southeasterly along the arc of said curve to the left, having a central angle of 28°19’41” and a radius of 630.00 feet for an arc distance of 311.48 feet to a point on a non-tangent line; thence South 01°46’20” West, a distance of 489.36 feet to the Point of Beginning.

PARCEL 2

Non-exclusive easements for the benefit of the above Parcels, as recited in Article VI of that certain Amended and Restated Development, Use and Reciprocal Easement Agreement recorded in Official Records Book 9227, page 556, of the Public Records of Hillsborough County, Florida and modified by First Amendment recorded in Official Records Book 10372, page 1 and Second Amendment recorded in Official Records Book 10372, page 7 and further modified by Release of Liens recorded in Official Records Book 10372, page 26 and modified by Release of Easement Rights recorded in Official Records Book 16455, page 336 and Release of Easement Rights recorded in Official Records Book 17689, Page 1895, of the Public Records of Hillsborough County, Florida, and further modified by Third Amendment to Amended and Restated Development, Use and Reciprocal Easement Agreement recorded in Official Records Book 18386, Page 26, of the Public Records of Hillsborough County, Florida.

PARCEL 3

Non-exclusive access easements for the benefit of Parcel 1, as recited in Paragraph 6 of that certain Shopping Center Lease dated September 10, 1998, recorded in Official Records Book 9242, page 1058, and as recorded in Official Records Book 9535, page 1, and First Amendment to Lease recorded in Official Records Book 10958, page 1851, of the Public Records of

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Hillsborough County, Florida, including, but not limited to, the following:

(i)
Non-exclusive use of the access road located on the property now owned by  Hillsborough County Aviation Authority and which runs within two hundred (200) feet of the western boundary line of the Restated Lease Premises and runs to the terminal complex;

(ii)           Non-exclusive easements over and across those portions of Westshore Boulevard and
Columbus Drive which are adjacent to the Restated Leased Premises and which are now owned by the Hillsborough County Aviation Authority.

PARCEL 4

Non-exclusive easements for the benefit of Parcel 1, created in that certain Construction, Operation and Reciprocal Easement Agreement by and between Tampa Westshore Associates Limited Partnership, The Neiman Marcus Group, Inc., The May Department Stores Company, Mercantile Properties, Inc., The Joslin Dry Goods Company, and Nordstrom, Inc. dated as of November 1, 1999, recorded November 16, 1999 in Official Records Book 9922, page 1459, of the Public Records of Hillsborough County, Florida and amended by First Amendment to Construction, Operation and Reciprocal Easement Agreement recorded in Official Records Book 10753, Page 500, and Second Amendment to Construction, Operation and Reciprocal Agreement recorded in Official Records Book 12519, Page 254 and supplemented by Assignment and Assumption of Operating Agreements recorded in Official Records Book 14091, Page 599, of the Public Records of Hillsborough County, Florida.

NY 241,427,072 v5 094789.012500

EXHIBIT B

Description of Required Tenants

1.           The Neiman Marcus Group, Inc.

2.           Nordstrom, Inc.

3.           The Higbee Company (Dillards)

4.           Euromarket & Designs, Inc. (Crate & Barrel)

5.           Forever 21 Retail Inc.

NY 241,427,072 v5 094789.012500